UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2026

ARDELYX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36485	26-1303944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
400 FIFTH AVE., SUITE 210, WALTHAM, MASSACHUSETTS 02451
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (510) 745-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ARDX	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02    Results of Operations and Financial Condition.

On January 8, 2026, Ardelyx, Inc. (the “Company”) announced:

•Unaudited U.S. net product sales revenue of IBSRELA® (tenapanor) of approximately $87 million for the fourth quarter ended December 31, 2025, and approximately $274 million for the full year ended December 31, 2025.
•Unaudited U.S. net product sales revenue of XPHOZAH® (tenapanor) of approximately $28 million for the fourth quarter ended December 31, 2025, and approximately $104 million for the full year ended December 31, 2025.

The Company also announced that as of December 31, 2025, it had cash, cash equivalents, and short-term investments of approximately $265 million, unaudited.

These amounts are preliminary and are subject to adjustment in connection with preparation of audited financial statements. As a result, these amounts may differ materially from the amounts that will be reflected in the Company’s financial statements for the year ended December 31, 2025.

The preliminary financial data included in this Current Report on Form 8-K has been prepared by, and is the responsibility of, the Company’s management. Ernst & Young LLP has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.
Item 8.01    Other Events.
The information set forth in Item 2.02 is incorporated into this Item 8.01 by reference.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2026	ARDELYX, INC.

	By:	/s/ Susan Hohenleitner
Susan Hohenleitner
Chief Financial Officer